EXHIBIT 99.1

Watsco First Quarter Performance Reflects Stabilizing Markets,

Improved Operating Efficiency and Expanded Technology Adoption

_____________________

Company to Acquire Jackson Supply Company, Leading Sunbelt Distributor

with Annual Sales of $230 Million

MIAMI, FLORIDA – (GLOBENEWSWIRE), April 28, 2026 – Watsco, Inc. (NYSE: WSO) today announced its operating results for the first quarter ended March 31, 2026.

Watsco also announced that it has entered into an agreement to acquire Jackson Supply Company, one of the largest Sunbelt HVAC distributors, with annual sales of $230 million. The transaction is expected to close in the second quarter of 2026, pending completion of customary closing conditions. Following closing, Jackson Supply will continue to be led by its existing management team, in keeping with Watsco's long-standing approach of investing in great leaders and successful cultures.

Watsco is the largest distributor in the highly fragmented North American HVAC market. Since entering distribution in 1989, Watsco has achieved an 18% compounded annual total shareholder return through a combination of organic growth and the acquisition of more than 70 market-leading businesses.

The Company maintains a solid financial position with $593 million in cash and short-term cash investments and no debt, enabling sustained investments in growth, including the Company’s industry-leading technologies. Approximately 74,000 contractors, installers and technicians engage digitally with the Company, which contributes to customer growth and reduced attrition. AI-driven initiatives have also been launched to further enhance the customer experience and improve efficiency. These investments are especially critical as contractors increase their adoption of digital, data-driven solutions in their businesses.

Business Trends

Market conditions gradually improved during the first quarter as the transition to A2L refrigerant products continued to mature. The A2L transition began during early 2025 and impacted approximately 55% of products sold (primarily domestic residential and light-commercial HVAC equipment) across 650 locations. In response, Watsco invested in inventory, people, technology, logistics, training and more to support its customers during the transition. The Company expects a more conventional industry environment and better prospects for growth as 2026 unfolds, with further potential to optimize inventory and improve operating efficiency in the long term.

First Quarter Performance

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Revenues were flat at $1.53 billion
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Gross profit was flat at $428 million (gross profit margin of 27.9% versus 28.1% last year)
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SG&A was also flat and consistent as a percentage of sales
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Operating income decreased 2% to $110 million (operating margin of 7.2% versus 7.3% last year)
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Earnings per share decreased 3% to $1.87
•
Cash used in operations was $19 million versus $178 million last year, a $159 million improvement

Sales trends

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2% increase in overall sales in U.S. markets versus 11% sales decline internationally
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1% decrease in HVAC equipment (65% of sales)
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4% increase in sales of other HVAC products (30% of sales)
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11% increase in commercial refrigeration products (5% of sales)

First quarter 2026 results reflect a 9% increase in average selling price for HVAC equipment from a higher sales mix of A2L products and higher-efficiency HVAC equipment, offset by lower unit volumes. SG&A expenses were flat, reflecting improved operating efficiency and a simpler operating environment compared to last year.

Albert H. Nahmad, Chairman and CEO said: “We are extremely honored to welcome Jim Durrett and the entire Jackson Supply team to the Watsco family. Our relationship dates back more than 20 years, and we are grateful for the relationship and the commitment to entrust us with the next chapter of its 50-year legacy. This transaction adds meaningful scale and diversification to Watsco’s core Sunbelt markets. The Jackson Supply team possesses a strong track record of organic growth and an entrepreneurial spirit that closely aligns with our own. We look forward to learning from them and supporting their ambitious growth plans for years to come.”

Mr. Nahmad added: “Our markets are experiencing improved stability as we approach the Summer selling season for our products. Our teams are collaborating well with our contractor customers, who also have a more simplified, focused business environment in which to offer and sell their products and services. Our technology, our seasoned leadership team, our capital and our deep relationships in this wonderful industry serve us well and position us favorably to grow share.”

It is important to note that the first and fourth quarters of each calendar year are highly seasonal due to the timing of the replacement of HVAC systems and results are typically strongest in the second and third quarters. The Company’s first quarter financial results are disproportionately affected by seasonality.

Innovation and Strategic Technology Initiatives

Watsco pioneered the industry’s most comprehensive digital ecosystem. The Company has invested more than $250 million in technology over the last five years (an annual current run rate of approximately $67 million). Highlights of Watsco’s customer-facing platforms include:

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Watsco’s HVAC Pro+ Mobile Apps and E-Commerce platform have transformed the customer-experience by providing contractors with a seamless digital experience, including sourcing products, accessing technical help, real-time inventory, pricing, product information and more. These tools empower 24/7 self-service that benefit from intelligent search, dynamic reordering, technical knowledge and product recommendations. The result is a frictionless buying journey, increased convenience and higher customer satisfaction, which we believe drives greater loyalty and repeat business with lower costs to serve. First quarter highlights include:

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First quarter E-commerce sales grew 16% and were approximately $2.6 billion for the 12 months ended March 31, 2026 (36% of sales), with outperforming regions exceeding 60%. Order trends and the rate of improvement in customer attrition remain consistent year-over-year.
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Total authenticated users of our HVAC Pro+ Mobile Apps increased to approximately 74,000.
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The addition of more than 10,000 new SKUs related to the A2L product launch, including all relevant data concerning features, dimensions, capacities, consumer literature and technical information, including bills of material, warranty information, regulatory match-ups and more.

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OnCallAir® is Watsco’s digital sales platform enabling contractors to engage, present and quote solutions to homeowners. The gross merchandise value (GMV) of products sold through OnCallAir® was approximately $394 million (a 20% increase) for the first quarter of 2026. For the twelve months ended March 31, 2026, contractors presented unique quotes to approximately 336,000 households and generated $1.9 billion GMV, a 20% increase versus the comparative period ended March 31, 2025.

A.J. Nahmad, Watsco’s President, added: “Our core technology platforms have continued to scale among customers, and we continue to innovate new ways to delight our customers. Last year, we set in motion incremental investments in new platforms that we believe will enhance growth with existing customers, attract new customers and boost profitability in the years ahead. These initiatives should provide great potential and enhance Watsco’s already-sizeable competitive advantage in the fragmented HVAC/R industry.”

Cash Flow, Dividends, Financial Strength and Liquidity

Cash flow use was $19 million for the first quarter of 2026 compared to a cash use of $178 million in the same period in 2025, reflecting a $159 million decrease in working capital. The Company expects more conventional working capital trends going forward, providing the opportunity for better inventory turns and enhanced returns on invested capital.

In April 2026, the Company increased its annual cash dividend by 10% to $13.20 per share. Watsco has paid dividends to shareholders for 52 consecutive years. The Company’s philosophy is to share cash flow through dividends while maintaining a conservative balance sheet with continued capacity to build its distribution network. Future changes in dividends are considered in light of investment opportunities, cash flow, general economic conditions and Watsco’s overall financial condition.

The Company’s objective is to maintain a healthy balance sheet that provides low-cost capital to fund strategic investments in growth. Watsco’s strong financial position has been key to its ability to deliver sustained long-term returns, enabling investments regardless of macroeconomic or industry conditions. The Company’s stated goal is to generate annual operating cash flow in excess of net income consistent with its long-term track record.

Buy & Build Acquisition Strategy

Once completed, Jackson Supply will mark the 73rd independent distributor that has elected to join the Watsco family and will contribute to Watsco’s scale and, more importantly, to its community of leaders. Since 2019, Watsco has acquired 12 companies that today represent approximately $1.6 billion in annualized sales and 120 locations. Our “buy and build” strategy builds upon their long-standing legacies through investment in new locations, new products and by leveraging Watsco’s technology platforms. The North American distribution landscape remains highly fragmented with more than 2,100 independent HVAC distributors.

First Quarter Earnings Conference Call Information

Date and time: April 28, 2026 at 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com (a replay will be available on the Company’s website)

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

About Watsco

Watsco is the largest distributor in the highly fragmented North American HVAC/R market. Watsco’s solid financial position and culture of innovation has enabled investments in long-term growth, including the Company’s industry-leading technology platforms. Today, approximately 74,000 contractors, installers and technicians engage digitally with the Company, resulting in improved growth and lower attrition. The Company is now advancing AI-driven initiatives to leverage its extensive data assets to enhance the customer experience and improve efficiencies. These investments position Watsco to capture market share as contractors increasingly adopt digital tools and incorporate data-driven solutions in their businesses.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except share and per share data)

(Unaudited)

	Quarters Ended March 31,
	2026	2025
Revenues	$1,533,010	$1,531,086
Cost of sales	1,105,455	1,101,463
Gross profit	427,555	429,623
Gross profit margin	27.9%	28.1%
Selling, general and administrative expenses	322,851	322,581
Other income	5,480	5,146
Operating income	110,184	112,188
Operating margin	7.2%	7.3%
Interest income, net	6,459	5,417
Income before income taxes	116,643	117,605
Income taxes	23,702	23,065
Net income	92,941	94,540
Less: net income attributable to non-controlling interest	13,867	14,479
Net income attributable to Watsco, Inc.	$79,074	$80,061
Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$79,074	$80,061
Less: distributed and undistributed earnings allocated to restricted common stock (1)	8,034	7,172
Earnings allocated to Watsco, Inc. shareholders	$71,040	$72,889
Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	37,964,580	37,853,255
Diluted earnings per share for Common and Class B common stock (1)	$1.87	$1.93

(1)

The quarterly EPS results reflect dilution of 7 cents per share in 2026 ($2.8 million impact) and 5 cents per share in 2025 ($1.9 million impact) attributable to the amount that (a) dividends actually paid on restricted common stock exceeded (b) the net income allocable to restricted common stock. The Company expects this dilutive impact to be seasonal during the first and fourth quarters of each year due to EPS in such periods generally being less than the quarterly dividend rate.

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31, 2026	December 31, 2025
Cash and cash equivalents	$392,679	$433,283
Short-term cash investments	200,000	300,000
Accounts receivable, net	839,237	796,181
Inventories, net	1,715,195	1,386,317
Other current assets	34,067	38,725
Total current assets	3,181,178	2,954,506
Property and equipment, net	133,299	136,012
Operating lease right-of-use assets	460,731	452,547
Goodwill, intangibles, net and other	874,289	871,740
Total assets	$4,649,497	$4,414,805
Accounts payable and accrued expenses	$834,157	$600,589
Current portion of lease liabilities	117,714	117,153
Total current liabilities	951,871	717,742
Operating lease liabilities, net of current portion	358,490	350,616
Deferred income taxes and other liabilities	124,216	124,386
Total liabilities	1,434,577	1,192,744
Watsco, Inc. shareholders' equity	2,762,105	2,781,376
Non-controlling interest	452,815	440,685
Total shareholders' equity	3,214,920	3,222,061
Total liabilities and shareholders' equity	$4,649,497	$4,414,805

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Quarters Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income	$92,941	$94,540
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	11,019	10,777
Non-cash contribution to 401(k) plan	9,267	8,743
Share-based compensation	8,077	8,800
Provision for doubtful accounts	1,796	840
Other income from investment in unconsolidated entity	(5,480)	(5,146)
Other, net	968	811
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(45,516)	83,864
Inventories, net	(330,428)	(389,990)
Accounts payable and other liabilities	234,710	8,887
Other, net	3,741	230
Net cash used in operating activities	(18,905)	(177,644)
Cash flows from investing activities:
Net proceeds from short-term investments	100,000	255,669
Capital expenditures, net	(6,862)	(7,443)
Business acquisitions, net of cash acquired	-	(3,670)
Net cash provided by investing activities	93,138	244,556
Cash flows from financing activities:
Dividends on common stock	(121,775)	(109,037)
Distributions to non-controlling interest	-	(69,829)
Proceeds from dividend reinvestment plan	3,851	6,708
Other, net	3,954	10,479
Net cash used in financing activities	(113,970)	(161,679)
Effect of foreign exchange rate changes on cash and cash equivalents	(867)	319
Net decrease in cash and cash equivalents	(40,604)	(94,448)
Cash and cash equivalents at beginning of period	433,283	526,271
Cash and cash equivalents at end of period	$392,679	$431,823